Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Evotec SE

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, no par value per share	Other	2,500,000	$21.50	$53,750,000.00	0.00011020	$5,923.25
Total Offering Amounts				—	$53,750,000.00	—	$5,923.25
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$5,923.25

(1)	All ordinary shares will be represented by American Depositary Shares (“ADSs”), with each ADS representing one-half of one ordinary share. ADSs issuable upon deposit of the ordinary shares registered hereby are registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-260470).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares that become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding ordinary shares.

(3)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sale prices reported for the ADSs on the Nasdaq Global Select Market on May 24, 2023.